EXHIBIT 27(d)(9)

                        NON-TRANSFERABLE GENERAL ACCOUNT
                                 ELECTION RIDER





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                        NON-TRANSFERABLE GENERAL ACCOUNT
                                 ELECTION RIDER

             UNDER THE TERMS SPECIFIED BELOW, THE POLICY OWNER MAY MAKE A PERMANENT AND IRREVOCABLE ELECTION TO TRANSFER THIS POLICY'S SUBACCOUNT VALUES TO THE NON-TRANSFERABLE GENERAL ACCOUNT IN ORDER TO SECURE GUARANTEES OF PRINCIPAL AND MINIMUM FUTURE CREDITED INTEREST RATES.

             THIS RIDER IS ATTACHED TO AND MADE A PART OF THE POLICY AS OF THE RIDER DATE. EXCEPT AS STATED IN THE RIDER, IT IS SUBJECT TO ALL OF THE PROVISIONS CONTAINED IN THE POLICY.


POLICY NUMBER:

INSURED:

RIDER DATE:


NON-              On or after the 15th policy anniversary, the owner may CHOOSE
TRANSFERABLE      to transfer all cash value, and ASSIGN all future premiums, to
GENERAL           the Non-Transferable General Account (NTGA). THE NTGA IS PART
ACCOUNT           OF THE GENERAL ACCOUNT. From the effective date of the
ELECTION          election onward, the owner cannot transfer policy cash value or ASSIGN premium payments to any Subaccount of the Separate
                  Account, nor to any segment of the General Account, including the Guaranteed Interest Account, from which cash value may be transferred to the Subaccounts. All policy cash value shall only be part of the Non-Transferable General Account for the future duration of the policy.

HOW TO MAKE       TO EXERCISE THE OPTION, YOU MUST MAIL A COMPLETED NTGA
THE ELECTION      ELECTION APPLICATION TO OUR MAIN ADMINISTRATIVE OFFICE. WE
                  RESERVE THE RIGHT TO REQUIRE THAT THIS POLICY FIRST BE
                  RETURNED TO US BEFORE THE ELECTION IS EXECUTED.

EFFECTIVE DATE    Your election will be effective on the date We complete the
OF THE ELECTION   processing of Your application. At this time, all Subaccount values will move to the NTGA. We will normally complete such processing within 7 days after We receive Your written application and, if required, this policy. However, We may, at Our discretion, postpone the effective date for any period during which the New York Stock Exchange is closed for trading
                  (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

                  After We process Your election, We will either mail You new Schedule Pages, or attach new Schedule Pages to Your policy. The new pages will disclose that all cash value and all future premium payments will be allocated to the NTGA.

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THE NON-          The NTGA is not part of the Separate Account. Rather, it is
TRANSFERABLE      part of the General Account, which is the general asset
GENERAL           account of Phoenix Home Life. The cash value in the NTGA
ACCOUNT           cannot decrease due to investment performance, but only due to deductions for policy charges. We will credit interest to the NTGA at rates that We declare, as discussed below.

                  We reserve the right to limit cumulative deposits made to the NTGA during any one week period to not more than $250,000.

INTEREST CREDITS  We will credit interest daily on any amounts held in the NTGA at rates which We shall determine. In no event shall the effective annual rate of interest be less 4%.

                  Twice each calendar month We will set the interest rate that will apply to any deposit made to the unloaned portion of the NTGA during the applicable period of that month. That rate will remain in effect for such deposits for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and for any deposits whose guarantee has just ended, the applicable rate shall be the same rate that applies to new deposits made at the time the guarantee period expires. Such rate WILL remain in effect for such deposits for a subsequent guarantee period of one full year.

LOANS On the effective date of the election, the loaned portion of the Guaranteed Interest Account will be transferred to the loaned portion of the NTGA. The amount of any future loans ALSO WILL BE added to the loaned portion of the NTGA.

                  Loans against the policy after the effective date of the NTGA election will bear interest at such rate or rates as established by Us for any period during which the loans are outstanding. Each year, We will set the rate that will apply during the next policy year. Such rate will be effective at the beginning of that year and will apply to both new and any outstanding loans under this policy. Interest will be at an annual rate payable in arrears and will be compounded annually. Interest will accrue on a daily basis from the date of the loan.

                  We will LET YOU KNOW of the initial loan interest rate at the time a policy loan is made. If there are any outstanding loans, except for purposes of reinstatement, We will give You advance notice of any increase in the rate.

                  There is a maximum limit on the interest rate We can set. The maximum limit is the Published Monthly Average for the calendar month ending two months before the policy year begins or 5%, whichever is higher.

                  The Published Monthly Average will be:

                  A. The Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor to that Service; or

                  B. If that Monthly Average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state where this policy was delivered.

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                  If the maximum limit for a policy year is at least 1/2% higher than the rate in effect for the previous policy year, We may increase the rate to not more than that limit.

                  If the maximum limit for a policy year is at least 1/2% lower than the rate in effect for the previous policy year, We must decrease the rate to not more than that limit.

                  Loan interest must be paid on each policy anniversary. If not paid when due, the interest will be charged as a loan against the policy and added to the policy debt. Policy debt may be repaid at any time prior to the second death while the policy is in full force.

                  If the policy debt ever exceeds the policy's loan value, this policy will cease and become void. But before We void the policy, We will first mail a written notice to You and any assigns at the post office addresses last known to Us. The policy will terminate 31 days after We mail the notice.

TERMINATION OF    This Rider will terminate upon policy surrender or lapse or,
THIS RIDER        if earlier, Our receipt of a written request from You to
                  cancel this Rider.

EFFECT ON POLICY  Except as herein provided, neither this rider nor the election
PROVISIONS        of the NTGA option will alter any provisions of the policy.